Exhibit 99.2

LEGAL OPINION

To:	AnPac Bio-Medical Science Co., Ltd.

801 Bixing Street, Bihu County

Lishui, Zhejiang Province 323006

People’s Republic of China

October 31, 2019

Dear Sir/Madam:

1.

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 4). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.

We act as the PRC counsel to AnPac Bio-Medical Science Co., Ltd. (the “Company”), a company incorporated under the laws of the British Virgin Islands (the “BVI”), in connection with (a) the proposed initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”), representing certain ordinary share(s) of par value US$1 per share of the Company (together with the ADSs, the “Offered Securities”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (b) the Company’s proposed listing of the Offered Securities on the Nasdaq Global Market.

3.

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all Documents submitted to us as originals, and the conformity with the originals of all Documents submitted to us as copies, and the truthfulness, accuracy and completeness of all relevant factual statements in the Documents.

北京 • 上海 • 深圳 • 广州 • 武汉 • 成都 • 重庆 • 青岛 • 杭州 • 南京 • 东京 • 香港 • 伦敦 • 纽约 • 洛杉矶 • 旧金山

Beijing • Shanghai • Shenzhen • Guangzhou • Wuhan • Chengdu • Chongqing • Qingdao • Hangzhou • Nanjing • Tokyo • Hong Kong • London • New York • Los Angeles • San Francisco

4.	The following terms as used in this Opinion are defined as follows:

“PRC Subsidiaries”	mean any and all PRC subsidiaries of the Company as listed in Schedule I hereto. “PRC Subsidiary” shall be construed accordingly.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

5.	Based upon and subject to the foregoing, we are of the opinion that:

(1)

Corporate Structure. Except as disclosed in the Registration Statement, the ownership structure of the PRC Subsidiaries is in compliance, and immediately after this Offering will comply, with the current PRC Laws. The descriptions of the corporate structure of the PRC Subsidiaries are true and accurate and nothing has been omitted from such descriptions which would make the same misleading in any material respects.

(2)

Taxation. The statements set forth under the caption “Taxation” in the Registration Statement, insofar as they constitute statements of PRC law, are accurate in all material respects and such statements constitute our opinion. We do not express any opinion herein concerning any law other than PRC law.

(3)

Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have further advised the Company that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the BVI that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the Company’s directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in either of the BVI or the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against the Company in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it will be difficult for U.S. shareholders to originate actions against the Company in the PRC in accordance with the PRC Laws because the Company is incorporated under the laws of the BVI and it will be difficult for U.S. shareholders, by virtue only of holding the Company’s ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

(4)

Statements in the Prospectus. The statements in the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Corporate History and Structure”, “Dividend Policy”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulation”, “Related Party Transactions”, “Taxation”,“Legal Matters” and “Enforceability of Civil Procedures” (other than the financial statements and related schedules and other financial data contained therein, as to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and we have no reason to believe there has been anything omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respects.

6.	Our opinions above are subject to the following qualifications:

(a)

Our opinions relate only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)

Our opinions are intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from our opinions.

(c)

Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This opinion letter is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement and the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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[Signature Page]

Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm

SCHEDULE I

PRC SUBSIDIARIES

1.	AnPac Bio-Medical Technology (Lishui) Co., Ltd. (“安派科生物医学科技（丽水）有限公司”in Chinese);

2.	Changwei System Technology (Shanghai) Co., Ltd. (“昌微系统科技（上海）有限公司”in Chinese);

3.	Changhe Bio-Medical Technology (Yangzhou) Co., Ltd. (“昌和生物医学科技（扬州）有限公司”in Chinese);

4.	AnPac Bio-Medical Technology (Shanghai) Co., Ltd. (“安派科生物医学科技(上海)有限公司 ”in Chinese);

5.	Penghui Health Management (Shanghai) Co., Ltd. (“鹏晖健康管理（上海）有限公司”in Chinese);

6.	Shanghai Xinshenpai Technology Co., Ltd. (“上海新申派科技有限公司”in Chinese);

7.	Lishui AnPac Medical Laboratory Co., Ltd. (“丽水安派科医学检验所有限公司”in Chinese);

8.	Shiji (Hainan) Medical Technology Co., Ltd. (“世济（海南）医学技术有限公司”in Chinese);

9.	Shanghai Muqing AnPac Health Technology Co., Ltd. (“上海慕清安派科健康科技有限公司”in Chinese); and

10.	Shenzhen Anchun Bio-Medical Technology Co., Ltd. (“深圳市安纯生物医学科技有限公司”in Chinese).